For the fiscal period ended 12/31/03
File number 811-7064

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   The Target Portfolio Trust - Small Capitalization Growth
	Portfolio (JP Morgan)

1.   Name of Issuer
	Sigmatel Inc.

2.   Date of Purchase
	09/18/03

3.   Number of Securities Purchased
	6,700

4.   Dollar Amount of Purchase
	$100,500

5.   Price Per Unit
	$15.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Merrill Lynch

7.   Other Members of the Underwriting Syndicate
	J.P. Morgan
	CIBC World Markets
	Needham & Company
	Adams, Harkness & Hill
	JMP Securities
	Lehman Brothers, Inc.
	Pacific Growth Equities
	Southwest Securities
	Thomas Weisel Partners
	U.S. Bancorp Piper Jaffray